UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ATOSSA GENETICS INC.

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2300 Eastlake Ave. East, Suite 200
Seattle, Washington 98102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 18, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Atossa Genetics Inc., a Delaware corporation (the “Company “), which will be held on May 18, 2016, at 1:00 p.m. local time, at 1616 Eastlake Ave. East, First Floor Conference Room, Seattle, Washington 98102. Only stockholders of record who held stock at the close of business on the record date, April 13, 2016 (the “Record Date”), may attend and vote at the Annual Meeting, including any adjournment or postponement thereof.

At the Annual Meeting, you will be asked to consider and vote upon: (1) the election of two Class I directors named in the Proxy Statements; (2) the ratification of the selection of BDO USA LLP (the “BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016; (3) the approval to increase authorized shares under Atossa Genetics 2010 Stock Option and Incentive Plan by 2,000,000 shares; (4) the approval of an amendment to the certificate of incorporation to increase the number of authorized shares of common stock by 100,000,000 shares; (5) approval of an amendment (in the event it is deemed by the Atossa’s Board of Directors to be advisable) to Atossa’s certificate of incorporation to effect a reverse stock split of the issued and outstanding. Atossa’s common stock at a ratio within the range of 5:1 up to a split of 30:1, as determined by the Atossa’s Board of Directors; (6) to conduct an advisory (non-binding) vote on the compensation of our named executive officers as described in this proxy statement; and (7) the transaction of any other business that may properly come before the meeting or any adjournment thereof.

No other items of business are expected to be considered at the meeting and no other director nominees will be entertained, pursuant to the Company’s Bylaws. The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each nominee and FOR each other proposal. After reading the Proxy Statement, please mark, date, and sign and return the enclosed proxy card in the accompanying reply envelope to ensure receipt by our tabulator. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of the Atossa Genetics Inc. 2015 Annual Report has been mailed with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Steven C. Quay, M.D., Ph.D.
Chairman of the Board, President and
Chief Executive Officer

April 13, 2016

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY.

2300 Eastlake Ave. East, Suite 200
Seattle, Washington 98102

PROXY STATEMENT FOR
2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2016

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Atossa Genetics Inc. (“Atossa” or the “Company”) for use at the Company’s 2016 annual meeting of stockholders, to be held at 1616 Eastlake Ave. East, First Floor Conference Room, Seattle, Washington 98102, on May 18, 2016, at 1:00 p.m. local time. This Proxy Statement and the accompanying form of proxy will be mailed to our stockholders on or about April 17, 2016. Unless otherwise indicated herein, this Proxy Statement speaks as of the close of business on April 13, 2016, which is the record date for the annual meeting (the “Record Date”).

For a proxy to be effective, it must be properly executed and received prior to the annual meeting. Each proxy properly tendered will, unless otherwise directed by the stockholder, be voted for the proposals and nominees described in this Proxy Statement and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of this Proxy Statement, notice of annual meeting and accompanying materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies by telephone, facsimile, or personal solicitation; however, we will not pay them additional compensation for any of these services. The Company has retained Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $6,500 plus reasonable out-of-pocket expenses. Georgeson LLC can be contacted toll-free at (866) 295-3782 to provide assistance with the solicitation of proxies and to provide additional annual meeting material.

Only holders of record of our common stock (“common stock”) at the close of business on the Record Date are entitled to notice of and to vote at the annual meeting. On the Record Date, 38,823,464 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on all matters to be voted upon at the annual meeting. Holders of common stock do not have the right to cumulative voting in the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the Record Date will constitute a quorum for the transaction of business at the annual meeting and any adjournment thereof.

Persons who hold shares of Atossa common stock directly on the Record Date and not through a broker, bank or other financial institution (“record holders”) must return a proxy card or attend the annual meeting in person in order to vote on the proposals. Persons who hold shares of Atossa indirectly on the Record Date through a brokerage firm, bank or other financial institution (“beneficial holders”) must return a voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial holders may either vote these shares on behalf of the beneficial holders or return a proxy leaving these shares un-voted (a “broker non-vote”).

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the annual meeting is described below:

Proposal No. 1 — Election of directors.  Directors are elected by a plurality, with the nominees obtaining the most votes being elected. Because there is no minimum vote required, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Proposal No. 2 — Ratification of selection of independent registered public accounting firm.  This proposal must be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 3 — Approval to increase the authorized shares under the 2010 Stock Option and Incentive plan by 2,000,000 shares.  This proposal must be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 4 — Approval of an amendment to Atossa’s certificate of incorporation to increase the number of authorized shares of common stock by 100,000,000 shares.  This proposal must be approved by the affirmative vote of the holders of a majority of the common stock outstanding and entitled to vote on the Record Date. As a result, abstentions and broker non-votes will have the same effect as voting against this proposal.

Proposal No. 5 — Approval of an amendment to Atossa’s certificate of incorporation to effect a reverse stock split.  This proposal must be approved by the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote on the Record Date. As a result, abstentions and broker non-votes will have the same effect as voting against this proposal.

Proposal No. 6 — Advisory (non-binding) vote on the compensation of our named executive officers.  This proposal must be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

We encourage you to vote by returning your proxy or voting instruction form. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the annual meeting. Any record holder of our common stock may attend the annual meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate Secretary a later-dated proxy;
•	delivering a written revocation to the corporate Secretary before the meeting; or
•	voting in person at the annual meeting.

Beneficial holders of our common stock who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution for information on how to do so. Beneficial holders who wish to attend the annual meeting and vote in person should contact their brokerage firm, bank or other financial institution holding shares of Atossa on their behalf in order to obtain a “legal proxy,” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial holders cannot vote at the annual meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that the Board is to be divided into three classes as nearly equal in number as reasonably possible, with directors in each class serving three-year terms. The total Board size is currently fixed at six directors. Currently, the Class I directors (whose terms expire at the 2016 annual meeting of stockholders) are Steven C. Quay, M.D., Ph.D., and Gregory L. Weaver. The Class II directors (whose terms expire at the 2017 annual meeting of stockholders) are Stephen J. Galli, M.D., and Richard I. Steinhart. The Class III directors (whose terms expire at the 2018 annual meeting of stockholders) are Shu-Chih Chen, Ph.D., and H. Lawrence Remmel, Esq. Class I directors elected at the annual meeting will hold office until the 2019 annual meeting of stockholders and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Bylaws of the Company.

As described below, the Board has nominated Steven C. Quay, M.D., Ph.D., and Gregory L. Weaver for reelection as Class I directors at the annual meeting. Both nominees have indicated their willingness to serve if elected. Should either of the nominees become unavailable for election at the annual meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating and Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, the Nominating and Governance Committee considers each potential nominee’s personal and professional ethics, integrity and values, business acumen, interest in the Company and commitment to representing the long-term interests of the stockholders. The Nominating and Governance Committee also seeks to have a Board that encompasses a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent oversight with respect to the operations and interests of the business. These criteria are set forth in our Corporate Governance Guidelines, a copy of which is available on our website at www.atossagenetics.com.

After reviewing the qualifications of potential Board candidates, the Nominating and Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Governance Committee, the Board nominated Dr. Quay and Mr. Weaver for reelection as Class I directors. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the annual meeting.

The Nominating and Governance Committee considers stockholder nominees using the same criteria set forth above. Stockholders who wish to present a potential nominee to the Nominating and Governance Committee for consideration for election at a future annual meeting of stockholders must provide the Nominating and Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Stockholder Proposals.”

Although the Nominating and Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

Nominees and Incumbent Directors

The Nominating and Governance Committee has recommended, and the Board has nominated, Dr. Quay and Mr. Weaver to be reelected Class I directors at the annual meeting. The following table sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected a director of the Company; their respective ages as of the date of filing of this Proxy Statement; the positions currently held with the Company; the year their current term will expire; and their current class.

Nominee/Director Name and Year First Became a Director	Age	Position(s) with the Company	Year Current Term Expires	Current Director Class
Nominees for Class I Directors:
Steven C. Quay, M.D., Ph.D. (2009)	65	Chairman of the Board of Directors, President and Chief Executive Officer	2016	I
Gregory L. Weaver (2013)	59	Director	2016	I
Continuing Directors:
Stephen J. Galli, M.D. (2011)	69	Director	2017	II
Richard I. Steinhart (2014)	58	Director	2017	II
Shu-Chih Chen, Ph.D. (2009)	54	Director	2018	III
H. Lawrence Remmel, Esq. (2012)	64	Director	2018	III

Class I Directors Nominated for Election

The following persons have been nominated by the Board to be elected as Class I directors at the 2016 annual meeting.

Steven C. Quay, M.D., Ph.D.  Dr. Quay has served as Chief Executive Officer, President and Chairman of the Board of Directors of the Company since the Company was incorporated in April 2009. Prior to his work at the Company, Dr. Quay served as Chairman of the Board, President and Chief Executive Officer of MDRNA, Inc., a biotechnology company focused on the development and commercialization of RNAi-based therapeutic products, from August 2000 to May 2008, and as its Chief Scientific Officer until November 30, 2008 (MDRNA, Inc. was formerly known as Nastech Pharmaceutical Company Inc. and is currently known as Marina Biotech, Inc.). From December 2008 to April 2009, Dr. Quay was involved in acquiring the Company’s assets and preparing the Company’s business plan. Dr. Quay is certified in Anatomic Pathology with the American Board of Pathology, completed both an internship and residency in anatomic pathology at Massachusetts General Hospital, a Harvard Medical School teaching hospital, is a former faculty member of the Department of Pathology, Stanford University School of Medicine, and is a named inventor on 14 U.S. and foreign patents covering the ForeCYTE Breast Aspirator. Including the patents for the ForeCYTE Breast Aspirator, Dr. Quay is a named inventor on 83 U.S. patents, 125 pending patent applications and is a named inventor on patents covering five pharmaceutical products that have been approved by the U.S. Food and Drug Administration. Dr. Quay received an M.D. in 1977 and a Ph.D. in 1975 from the University of Michigan Medical School. He also received his B.A. degree in biology, chemistry and mathematics from Western Michigan University in 1971. He was selected to serve on the Company’s Board of Directors because of his role as a founder of the Company and the inventor of the ForeCYTE Breast Aspirator, as well as his qualifications as a physician and the principal researcher overseeing the clinical and regulatory development of the Company’s pharmaceutical program.

Gregory L. Weaver.  Mr. Weaver has served as a director of the Company since October 2013. Mr. Weaver currently serves as Chief Financial Officer of ProMetic Life Science, a publicly traded pharmaceutical company. From January to October 2015 he served as Global Chief Financial Officer of Oryzon Genomics, an epigenetics company. From August 2013 to October 2014, Mr. Weaver served as Chief Financial Officer, Senior Vice President, Treasurer and Corporate Secretary of Fibrocell Science, Inc., an autologous cellular therapeutic company. From June 2011 to July 2013, Mr. Weaver served as Chief Financial Officer and Senior Vice President of Celsion Corp., an oncology drug development company. From February 2009 to August 2010, Mr. Weaver served as Chief Financial Officer and Senior Vice President of Poniard Pharmaceuticals, Inc., a drug development company. From April 2007 to December 2008, Mr. Weaver served as Chief Financial Officer of Talyst, Inc., a healthcare technology services company. Mr. Weaver received his B.S. degree from Trinity University and his M.B.A. degree from Boston College. Mr. Weaver has been selected to serve on the Company’s Board of Directors because of his qualifications as a business executive and audit committee financial expert, and his current and prior experience as a Chief Financial Officer, director and committee member of public companies.

Class II Directors Continuing in Office Until 2017

Stephen J. Galli, M.D.  Dr. Galli has served as a director of the Company since July 2011. Dr. Galli is Chair of the Department of Pathology, Professor of Pathology and of Microbiology & Immunology and the Mary Hewitt Loveless, M.D., Professor, Stanford University School of Medicine, Stanford, California, and has served in these capacities since February 1999. Before joining Stanford, he was on the faculty of Harvard Medical School. He holds 13 U.S. patents and has over 340 publications. He is past president of the American Society for Investigative Pathology and was president of the Collegium Internationale Allergologicum from 2010 – 2014. In addition to receiving awards for his research, he was recently recognized with the 2010 Stanford University President’s Award for Excellence through Diversity for his recruitment and support of women and underrepresented minorities at Stanford University. He received his B.A. degree in biology, magna cum laude, from Harvard College in 1968 and his M.D. degree from Harvard Medical School in 1973 and completed a residency in anatomic pathology at the Massachusetts General Hospital in 1977. Dr. Galli has been selected to serve on the Company’s Board of Directors because of his qualifications as a professor and physician, and his specialized expertise as a pathologist.

Richard I. Steinhart.  Mr. Steinhart has served as a director of the Company since March 2014. From April 2006 to December 2013, Mr. Steinhart was an executive at MELA Sciences, Inc., most recently serving as its Chief Financial Officer, Senior Vice President, Treasurer and Secretary. From 1992 to 2006, Mr. Steinhart was Managing Director at Forest St. Capital/SAE Ventures. Earlier, he served as Vice President and Chief Financial Officer at Emisphere Technologies from 1991 to 1992 and as General Partner and Chief Financial Officer of CW Group Inc. Mr. Steinhart is a member of the Board of Directors of Actinium Pharmaceuticals where he is Chairman of the Audit Committee and a member of the Compensation Committee. From 2004 to 2012, Mr. Steinhart was a member of the Board of Directors of Manhattan Pharmaceuticals and was Chairman of the Audit Committee. Mr. Steinhart received his B.B.A. and M.B.A. degrees from Pace University. Mr. Steinhart has been selected to serve on the Company’s Board of Directors because of his qualifications as a business executive and audit committee financial expert, and his prior experience as a Chief Financial Officer, director and committee member of public companies.

Class III Directors Continuing in Office Until 2018

Shu-Chih Chen, Ph.D.  Dr. Chen served as Chief Scientific Officer of the Company since the Company was incorporated in April 2009 through August 2014. Dr. Chen has served as a director of the Company since April 2009. Prior to joining the Company, Dr. Chen served as President of Ensisheim beginning in 2008, was founder and President of SC2Q Consulting Company from 2006 to 2008, and served as Head, Cell Biology, Nastech Pharmaceutical Company, Inc. from 2002 to 2006. During 1995 and 1996, she was an Associate Professor at National Yang Ming University, Taipei, Taiwan, and served as the principal investigator of an NIH RO1 grant studying tumor suppression by gap junction protein connexin 43 at the Department of Molecular Medicine at Northwest Hospital before working in the research department at Nastech Pharmaceutical Company. She is named as an inventor on 18 patent applications related to cancer therapeutics. Dr. Chen received her Ph.D. degree in microbiology and public health from Michigan State University in 1992 and has published extensively on Molecular Oncology. She received her B.S. degree in medical technology from National Yang Ming University, Taipei, Taiwan in 1984. Dr. Chen was selected to serve on the Company’s Board of Directors because of her role as a founder of the Company and her qualifications in medical technology and as a professor and researcher in the field of cancer therapeutics.

H. Lawrence Remmel, Esq.  Mr. Remmel has served as a director of the Company since February 2012. He is currently a partner of the law firm Pryor Cashman LLP, located in New York City, where he chairs the Banking and Finance practice group. Mr. Remmel joined Pryor Cashman in 1988. His practice includes corporate and banking financings, issues relating to the Investment Company Act of 1940, and intellectual property and licensing issues, in particular in the biotechnology and biocosmeceutical areas. Mr. Remmel serves on the Board of Advisors of CytoDel, LLC, an early stage bio-pharmaceutical company developing products for bio-defense, neuronal drug delivery, and musculoskeletal and aesthetic medicine. He was an associate of the law firm Reboul, MacMurray, Hewitt, Maynard & Kristol from 1984 to 1988, and began his legal career at Carter, Ledyard & Milburn, where he was an associate from 1979 to 1984. He was admitted to the New York bar in 1980 and is a member of the New York State Bar Association. He received his J.D. from the Washington & Lee University School of Law in 1979 and his B.A. from Princeton University in 1975. He currently is a doctoral candidate in the Graduate School of Life Sciences of the University of Utrecht, in the Department of Clinical and Translational Oncology. Mr. Remmel has been selected to serve on the Company’s Board of Directors because of his substantial experience as a corporate attorney advising biotechnology companies and his familiarity with the fiduciary duties and the regulatory requirements affecting publicly traded companies.

Vote Required

The two nominees who receive the greatest number of affirmative votes of the shares present in person or by proxy will be elected as Class I directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our Audit Committee has selected BDO USA LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that we submit the selection of BDO for ratification by our stockholders at the annual meeting.

The Company is not required to submit the selection of our independent registered public accounting firm for stockholder approval. However, if the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of BDO. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal 2015 for services rendered by BDO were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by BDO in the fiscal year ended December 31, 2015 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

BDO has audited our annual financial statements as of December 31, 2015 and 2014. Representatives of BDO are expected to be present at the annual meeting in person or by telephone, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by BDO for professional independent audit services rendered for the fiscal years ended December 31, 2015 and 2014. These fees are for work invoiced in the fiscal years indicated.

	2015	2014
Audit Fees:
Consists of fees billed for audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by BDO in connection with statutory and regulatory filings or engagements for that fiscal year	$218,796	$128,600
Other Fees:
Audit-Related Fees	—	—
Tax fees	—	—
Total All Fees	$218,796	$128,600

Vote Required

Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as voting against the proposal. Because broker non-votes are not counted as votes for or against this proposal, they will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

TO INCREASE THE ATOSSA GENETICS 2010 STOCK OPTION AND INCENTIVE PLAN
BY 2,000,000 IN AGGREGATE THE NUMBER OF SHARES
AUTHORIZED FOR ISSUANCE UNDER THE PLAN

At the Annual Meeting, you are being asked to approve an amendment to increase the number of shares authorized for issuance under the 2010 Stock Option and Incentive Plan (the “2010 Plan”) by 2,000,000 shares to a total of 6,999,674 shares authorized for issuance under the Plan.

Initially, the total number of shares of common stock available for issuance under the 2010 Plan was 1,000,000 shares. As of January 1, 2012 and each January 1 thereafter, the number of shares of common stock reserved and available for issuance under the 2010 Plan has been cumulatively increased by 4% of the number of shares of common stock issued and outstanding on the immediately preceding December 31. Subject to these overall limitations, the maximum aggregate number of shares of stock that may be issued in the form of incentive stock options or stock appreciation rights to any one individual will not exceed 50% of the initial 2010 Plan limit of 1,000,000, cumulatively increased on January 1, 2012 and each January 1 thereafter by the lesser of (i) the 4% annual increase applicable to the 2010 Plan for such year or (ii) 500,000 shares.

On March 28, 2016, the Board approved an amendment of the Plan, subject to shareholder approval, to increase the number of shares of common stock authorized for issuance under the Plan by 2,000,000 shares, to a total of 6,999,674 shares. The Board adopted this amendment because it believes that:

•	additional shares are necessary to attract new employees and executives;
•	additional shares are needed to further the goal of retaining and motivating existing personnel; and
•	the issuance of options to employees is an integral component of the Company’s compensation policy.

As of March 28, 2016, options covering 3,373,775 shares of common stock with a weighted average exercise price of $2.48 and a weighted average remaining term of 8.1 years were outstanding under the 2010 Plan. There remained available for future grant awards covering 2,415,730 shares of common stock under the 2010 Plan as of March 28, 2016.

Shares subject to outstanding awards may be returned to the 2010 Plan as a result of cancellations or expiration of awards.

Summary of the 2010 Plan

General

The purpose of the 2010 Plan is to enhance the long-term stockholders’ value of the Company by offering opportunities to eligible individuals to participate in the growth in value of the equity of the Company. The 2010 Plan provides for the grant of equity-based awards to employees, officers, non-employee directors and other key persons providing services to the Company. Awards of incentive options may be granted under the 2010 Plan until September 2020. No other awards may be granted under the 2010 Plan after the date that is 10 years from the date of stockholder approval.

Plan Administration.  The 2010 Plan may be administered by the full Board or the Compensation Committee. It is the current intention of the Company that the 2010 Plan be administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2010 Plan. The Compensation Committee may delegate to our Chief Executive Officer the authority to grant stock options to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Eligibility.  Persons eligible to participate in the 2010 Plan will be those full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective officers) of the Company and its subsidiaries as selected from time to time by the Compensation Committee in its discretion.

Plan Limits.  Initially, the total number of shares of common stock available for issuance under the 2010 Plan is 1,000,000 shares. As of January 1, 2012 and each January 1 thereafter, the number of shares of common stock reserved and available for issuance under the 2010 Plan will be cumulatively increased by 4% of the number of shares of common stock issued and outstanding on the immediately preceding December 31. Subject to these overall limitations, the maximum aggregate number of shares of stock that may be issued in the form of incentive stock options or stock appreciation rights to any one individual will not exceed 50% of the initial 2010 Plan limit of 1,000,000, cumulatively increased on January 1, 2012 and each January 1 thereafter by the lesser of (i) the 4% annual increase applicable to the 2010 Plan for such year or (ii) 500,000 shares. If this Proposal No. 3 is approved, these annual “evergreen” increases will continue to be made, next occurring as of January 1, 2017.

Stock Options.  The 2010 Plan permits the granting of (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code, and (ii) options that do not so qualify. Options granted under the 2010 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of common stock on the NASDAQ Capital Market on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the 2010 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights.  The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant. The term of a stock appreciation right will be fixed by the Compensation Committee and may not exceed 10 years.

Restricted Stock.  The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period.

Restricted Stock Shares.  The Compensation Committee may award restricted stock shares to any participants. Restricted stock shares are generally payable in the form of shares of common stock, although restricted stock shares granted to the Chief Executive Officer may be settled in cash. These shares may be subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company through a specified vesting period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Adjustments for Stock Dividends, Stock Splits, Etc.  The 2010 Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the 2010 Plan, to certain limits in the 2010 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding.  Participants in the 2010 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to the exercise or vesting.

Amendments and Termination.  The Board of Directors of the Company may at any time amend or discontinue the 2010 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the NASDAQ Capital Market rules, any amendments that materially change the terms of the 2010 Plan will be subject to approval by our stockholders. Without approval by our stockholders, the Compensation Committee may not reduce the exercise price of options or stock appreciation rights or effect repricing through cancellation or re-grants, including any cancellation in exchange for cash. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2010 Plan qualifies as performance-based compensation under Section 162(m) of the Code.

Federal Income Tax Consequences of Options and Stock Awards under the Plan

THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL FEDERAL INCOME TAX CONSEQUENCES UNDER CURRENT LAW OF THE ISSUANCE AND EXERCISE OF OPTIONS OR AWARDS OF RESTRICTED STOCK UNDER THE PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS, GRANT OF RESTRICTED STOCK OR GRANT OF RESTRICTED STOCK UNITS.

Options.  The grant of an incentive stock option has no federal income tax effect on the optionee. Upon exercise, the optionee does not recognize income for “regular” tax purposes. However, the excess of the fair market value of the stock subject to an option over the exercise price of such option (the “option spread”) is includible in the optionee’s “alternative minimum taxable income” for purposes of the alternative minimum tax. If the optionee does not dispose of the stock acquired upon exercise of an incentive stock option until more than two years after the option grant date and more than one year after exercise of the option, any gain upon sale of the shares will be a long-term capital gain. If shares are sold or otherwise disposed of before both of these periods have expired (a “disqualifying disposition”), the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain (which will be long-term capital gain if the shares have been held more than one year after the date of exercise of the option). The Company is not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition (unless limited by Section 162(m) of the Internal Revenue Code).

The grant of a nonstatutory option has no federal income tax effect on the optionee. Upon the exercise of a nonstatutory option, the optionee has taxable ordinary income (and the Company is entitled to a corresponding deduction unless limited by Section 162(m) of the Internal Revenue Code) equal to the option spread on the date of exercise. Upon the disposition of stock acquired upon exercise of a nonstatutory option, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long such stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. The Company may allow nonstatutory options to be transferred subject to conditions and restrictions imposed by the Administrator; special tax rules may apply on such a transfer.

In the case of both incentive stock options and nonstatutory options, special federal income tax rules apply if the Company’s common stock is used to pay all or part of the option price.

Stock Awards.  Upon receipt of a stock award, a recipient generally has taxable income in the amount of the excess of the then fair market value of the common stock over any consideration paid for the common stock (the “spread”). However, if the common stock is subject to a “substantial risk of forfeiture” (such as a requirement that the recipient continue in the employ of the Company) and the recipient does not make an election under section 83(b) of the Internal Revenue Code, the recipient will have taxable income upon the lapse of the risk of forfeiture, rather than at receipt, in an amount equal to the spread on the date of lapse. If the recipient is an employee of the Company, the taxable income constitutes supplemental wages subject to income and employment tax withholding, and the Company receives a corresponding income tax deduction, unless limited by Section 162(m) of the Internal Revenue Code. If the recipient makes an election under section 83(b) of the Internal Revenue Code, the stock received by the recipient is valued as of the date of receipt (without taking the restrictions into account) and the recipient has taxable income equal to any excess of that value over the amount he or she paid for the stock. The Company would again have a deduction equal to the income to the recipient, unless limited by Section 162(m) of the Internal Revenue Code. If the recipient makes an election under section 83(b) of the Internal Revenue Code, the consequences upon sale or disposition (other than through forfeiture) of the shares awarded or sold generally are the same as for common stock acquired under a nonstatutory option as described above.

Restricted Stock Units.  Upon receipt of a restricted stock unit, a recipient will not recognize any taxable income. However, upon vesting of a restricted stock unit and the delivery to the recipient of the restricted stock units, the recipient generally has taxable income in the amount of the excess of the then fair market value of the common stock issued over any consideration paid for the common stock (the “spread”).

If the recipient is subject to U.S. tax law and if allowed by the Administrator, an eligible recipient may be allowed to elect to defer the distribution of some or all of the restricted stock units, thereby deferring the recipient’s recognition of taxable income until the restricted stock units are delivered to the recipient.

If the recipient is an employee of the Company, the taxable income constitutes supplemental wages subject to income and employment tax withholding, and the Company receives a corresponding income tax deduction, unless limited by Section 162(m) of the Internal Revenue Code. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Awardee to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable shares of common stock having a fair market value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned shares of common stock having a fair market value equal to the amount required to be withheld, or (d) selling a sufficient number of such shares of common stock otherwise deliverable to recipient through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of shares otherwise deliverable to recipient.

The American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code, generally effective January 1, 2005. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. There are significant penalties placed on the individual awardee for failure to comply with Section 409A. However, it does not impact the Company’s ability to deduct deferred compensation.

Section 409A does not apply to incentive stock options, nonstatutory stock options that have an exercise price that is at least equal to the grant date fair market value and restricted stock provided there is no deferral of income beyond the vesting date.

Limitation on Deduction of Certain Compensation.  A publicly-held corporation may not deduct compensation in excess of a certain amount that is paid in any year to its Chief Executive Officer or other four most highly compensated officers unless the compensation constitutes “qualified performance-based” compensation under Section 162(m) of the Internal Revenue Code. The Company generally attempts to ensure that any awards under the Plan meet these standards, but may not do so in every instance.

Accounting Treatment

The Company recognizes compensation expense based on the grant-date fair value of awards granted under the Plan. The Company uses the Black-Scholes option valuation model to determine the fair value of the award, which is affected by the Company’s stock price and the number of shares granted, as well as assumptions which include the Company’s expected term of the award, the expected stock price volatility, risk-free interest rate and expected dividends over the expected term of the award. The expense associated with each award will generally be recognized over the award’s vesting period.

New Plan Benefits

As of the date hereof, no options or other stock awards have been granted on the basis of the share increase for which shareholder approval is sought under this Proposal 3. Accordingly, future benefits or amounts received are not determinable. The following table presents information with respect to stock awards and options granted under the Plan to the named executive officers and named groups during the year ended December 31, 2015.

Name	Grant Date	Number of Shares Granted(1)
Steven Quay President and Chief Executive Officer	3/16/2015	275,000
Kyle Guse Chief Financial Officer, General Counsel and Secretary	3/16/2015	190,000
Scott Youmans, Chief Operating Officer	3/16/2015	36,217
	9/01/2015	50,000

(1)	All options were granted with exercise prices equal to the closing price of the Company’s common stock on the date of grant.

Vote Required

Approval of the amendment to the 2010 Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as voting against the proposal. Because broker non-votes are not counted as votes for or against this proposal, they will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY
100,000,000 SHARES.

At the Annual Meeting, you are being asked to approve an amendment to the certificate of incorporation to increase the number of authorized shares of common stock by 100,000,000 shares.

Initially, the total number of shares of common stock authorized for issuance is a total of 85,000,000 shares of stock consisting of 75,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding. The Company has designated 750,000 shares of Series-A Junior Participating Preferred Stock, par value $0.001 per share through the filing of a certificate of designation with the Delaware Secretary of State.

The proposed amendment would amend and restate the first Paragraph of the Article IV of our Certificate of Incorporation as follows:

A.	The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Eighty-Five Million (185,000,000), consisting of One Hundred Seventy Five Million (175,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

We are currently authorized to issue 75,000,000 shares of common stock. As of March 28, 2016, 38,823,464 shares of common stock were issued and outstanding excluding (i) 3,373,775 shares of common stock reserved for issuance upon the exercise of options currently outstanding, (ii) 2,415,730 shares of common stock reserved for future issuance pursuant to our 2010 Plan, and (ii) 6,033,426 shares of common stock issuable upon the exercise of warrants, which leaves only 24,353,605 shares of common stock available for future issuance.

Reasons for Amendment

We have not yet generated significant revenues and will continue to finance our commercial operations and research and development activities through use of our existing cash balances and financing activities, including the potential sale of our common stock, preferred stock, and warrants to purchase our stock. Because we have, as of March 28, 2016 only 24,353,605 shares of common stock available for issuance, our ability to raise funds to support our operations by selling common stock is limited.

Although at present our Board has no plan to issue additional shares of our common stock, it desires to have the shares available to provide additional flexibility to use our common stock for business and financial purposes in the future. The additional shares of common stock may be used for various purposes without further stockholder approval, subject to the rules of the NASDAQ stock market. These purposes may include raising capital to support future operations; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding our business or products through acquisitions and/or licensing arrangements; and other purposes. Having such additional authorized common stock available for issuance in the future would allow our Board to issue shares of our common stock without delay and enable us to engage in financing transactions and/or strategic alliances and take advantage of changing market and financial conditions on a timelier basis as determined by our Board.

General Effect of the Amendment

Upon stockholder approval of this Proposal 4, an amendment to the Certificate of Incorporation, which we refer to as the Amendment, will be filed with the Secretary of State of the State of Delaware and the number of authorized shares of our common stock will be increased from 75,000,000 shares to 175,000,000 shares.

The additional shares of our common stock to be authorized by adoption of the Amendment would have rights identical to our currently outstanding shares of common stock. Adoption of the proposed Amendment and subsequent issuance of the shares of common stock would not affect the rights of the holders of our currently outstanding shares of common stock, except for effects incidental to increasing the number of shares of our common stock. Incidental effects of a subsequent issuance of shares of our common stock (but not of the adoption of the Amendment in and of itself) include potentially diluting the voting power and percentage ownership of existing stockholders. Current holders of shares of our common stock do not have preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of our capital stock, including shares of our common stock, in order to maintain their proportionate ownership of our company.

If the proposed Amendment is approved, our Board may cause the issuance of additional shares of our common stock without further vote of our stockholders, except as provided under Delaware or other applicable law, our charter or bylaws or under the rules of the NASDAQ stock market. If the Amendment is adopted, it will become effective upon filing of the Amendment with the Secretary of State of the State of Delaware.

The increase in number of authorized shares of our common stock is not being proposed as a means of preventing or dissuading a change in control or takeover of our company; however, use of these shares for such a purpose is possible. Shares of authorized but unissued or unreserved common stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of us or could be issued to purchasers who would support our Board in opposing a takeover proposal. In addition, the increase in number of authorized shares of our common stock, if approved, may have the effect of discouraging a challenge for control of us or make it less likely that such a challenge, if attempted, would be successful. Our Board and executive officers have no knowledge of any current effort to obtain control of our company or to accumulate large amounts of our common stock.

Vote Required

This proposal must be approved by the affirmative vote of the holders of a majority of the common stock outstanding and entitled to vote on the Record Date. As a result, abstentions and broker non-votes will have the same effect as voting against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5

THE APPROVAL OF AN AMENDMENT
(IN THE EVENT IT IS DEEMED BY THE ATOSSA’S BOARD OF DIRECTORS TO BE ADVISABLE) TO ATOSSA’S CERTIFICATE OF INCORPORATION TO EFFECT
A REVERSE STOCK SPLIT OF ATOSSA COMMON STOCK.

At the Annual Meeting, you are being asked to approve an amendment (in the event it is deemed by the Atossa’s Board of Directors to be advisable) to Atossa’s certificate of incorporation to effect a reverse stock split of Atossa common stock at a ratio within the range of 5:1 to 30:1, as determined by the Atossa’s Board of Directors.

In March of 2016, the Board adopted resolutions (1) declaring that, in the future, it may be in the best interest of the Company to effect a share consolidation or reverse stock split (the “Future Reverse Stock Split”), as described below, and (2) directing that a proposal to approve the Future Reverse Stock Split be submitted to our stockholders for their approval.

If approved by our stockholders, the Future Reverse Stock Split would permit (but not require) the Board to approve a consolidation of the issued and outstanding common stock at any time on or before September 30, 2016 at a ratio within a range of 5 for 1 to 30 for 1, as determined by the Board in its sole discretion (the “Reverse Stock Split Ratio”). We believe that leaving the ratio to the discretion of the Board will provide the flexibility to implement the Future Reverse Stock Split in a manner designed to maximize the desired results and anticipated benefits for our shareholders. In determining a ratio, if any, following the receipt of shareholder approval, the Board may consider, among other things, factors such as:

•	historical trading price and trading volume of the common stock;
•	the number of shares of common stock issued and outstanding;
•	the then-prevailing trading price and trading volume of the common stock and the anticipated impact of the Future Reverse Stock Split on the trading market for the common stock;
•	the listing standards of The NASDAQ Capital Market;
•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;
•	prevailing general market and economic conditions; and
•	limitations of some stockholders on holding shares in companies with a share price below a threshold amount per share.

Depending on the Reverse Stock Split Ratio ultimately determined by the Board, a number of shares of common stock between 5 and 30, as determined by the Board, would be combined into one shares of common stock, the par value of each share would be increased accordingly and the number of shares of common stock issued and outstanding would therefore be reduced. If effecting the Future Reverse Stock Split is approved by the Board, we will not reduce the number of authorized shares of common stock, as described below in “Authorized Shares.”

The Future Reverse Stock Split, if approved by our stockholders, will be implemented upon approval by the Board, based on its evaluation as to whether or when such action will be the most advantageous to the Company and our stockholders. In addition, the Board shall have the right, without further action by the stockholders, to elect not to proceed with the Future Reverse Stock Split if, in its sole discretion, it determines that it is no longer in the Company’s best interest to proceed with the Future Reverse Stock Split. If the Future Reverse Stock Split is not approved by the Board and effected by the close of business on May 18, 2017, the Board will not proceed with the Future Reverse Stock Split.

Reasons for the Potential Future Reverse Stock Split

The common stock is currently listed on The NASDAQ Capital Market. In September of 2015, NASDAQ notified the Company of its failure to continue to satisfy the continued listing requirements because the price of the common stock had dropped below the minimum $1.00 per share required for continued listing. We had until March 28, 2016 to either regain compliance, or request additional time to regain compliance. We had not regained compliance as of March 28, 2016 so we requested an extension of the deadline to regain compliance and notified NASDAQ of our intention to cure the deficiency during the extended compliance period, including by effecting a reverse stock split, if necessary. In response to our request, on March 29, 2016, NASDAQ granted us a 180 day extension, until September 26, 2016, to regain compliance with the $1.00 minimum bid price requirement.

The Board’s primary objective in proposing a Future Reverse Stock Split is to raise the per share trading price of the common stock in the event it becomes necessary in order to maintain and/or regain compliance with the NASDAQ $1.00 bid price listing standard. If a delisting from NASDAQ were to occur, the Company believes the common stock would be eligible to be quoted on the inter-dealer electronic quotation and trading system operated by Pink OTC Markets Inc, commonly referred to as the Pink Sheets and now known as the OTCQB market. The common stock may also be quoted on the Over-the-Counter Bulletin Board (the “OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority (“FINRA”), provided that a market maker in the common stock files the appropriate application with, and such application is cleared by, FINRA. These markets are generally considered to be less efficient than, and not as broad as, The NASDAQ Capital Market. If the common stock were to trade on the OTCQB or the OTCBB, selling such shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of the Company may be reduced. In addition, in the event the common stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in such shares, further limiting the liquidity thereof. These factors could result in lower prices and larger spreads in the bid and ask prices for the common stock.

Such delisting from The NASDAQ Capital Market could also greatly impair the Company’s ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to shareholders caused by the Company’s issuing equity in financing or other transactions. The Board has considered the potential harm to the Company of a delisting from The NASDAQ Capital Market and believes that, if compliance were not otherwise regained, the Future Reverse Stock Split would help the Company regain compliance with NASDAQ’s minimum bid price listing standard.

The Board is also submitting the Future Reverse Stock Split to shareholders for approval based on its belief that increasing the price of the common stock may make the common stock more attractive to a broader range of institutional and other investors. We have been advised that the current market price of the common stock may affect their acceptability to certain institutional investors, professional investors and other members of the investing public. If the Future Reverse Stock Split is approved by our shareholders, the Board may determine to approve the Future Stock Split in an effort to make the common stock a more attractive and cost effective investment for many investors. Accordingly, for these and other reasons discussed in this proxy statement, we believe that shareholder approval of the Future Reverse Stock Split will provide the Board with flexibility to implement the Future Reverse Stock Split in a manner designed to maximize the desired results and anticipated benefits and is consequently in the Company’s best interest. As such, assuming the Future Reverse Stock Split is approved by our stockholders as proposed, the Board may determine to implement the Future Reverse Stock Split even if doing so is not necessary in order to maintain and/or regain compliance with the NASDAQ $1.00 bid price listing standard.

Reducing the number of issued and outstanding shares of the common stock through the Future Reverse Stock Split would be intended, absent other factors, to increase the per share market price of the common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of the common stock. As a result, there can be no assurance that the Future Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the common stock will increase following the Future Reverse Stock Split or that the market price of the common stock will not decrease in the future. Under applicable NASDAQ rules, in order to regain compliance with the $1.00 minimum bid price requirement and maintain our listing on NASDAQ, a consolidated closing bid price of $1.00 per share must be maintained for a minimum of 10 consecutive business days, and NASDAQ may, in its discretion, require us to maintain a consolidated closing bid price of at least $1.00 per share for a longer period, not to exceed 20 consecutive business days, before determining that we have regained compliance with this requirement. Accordingly, we cannot assure you that we will be able to maintain our NASDAQ listing after the Future Reverse Stock Split is effected or that the market price of the common stock will exceed or remain in excess of $1.00 per share for any period of time. Additionally, we cannot assure you that the market price per share of the common stock after the Future Reverse Stock Split will increase in proportion to the reduction in the number of the shares of common stock issued and outstanding before the Future Reverse Stock Split or that the Board will effect the Future Reverse Stock Split. Accordingly, the total market capitalization of the common stock after the Future Reverse Stock Split may be lower than the total market capitalization before the Future Reverse Stock Split. We also cannot assure you that the common stock will not be delisted from NASDAQ due to failure to meet other continued listing standards.

In addition to increasing the price of the common stock, we believe that the Future Reverse Stock Split would provide the Company and our stockholders with other benefits. Currently, the fees that we pay to list our shares on NASDAQ are based on the number of shares we have issued and outstanding. Also, the fees that we pay for custody and clearing services, the fees that we pay to the SEC to register securities for issuance and the costs of our proxy solicitations are all based on or related to the number of shares being held, cleared or registered as applicable. Reducing the number of shares that are issued and outstanding and that will be issued in the future may reduce the amount of fees and tax that we pay to these organizations and agencies, as well as other organizations and agencies that levy charges based on the number of shares rather than the value of the shares.

Effect of the Future Reverse Stock Split on Holders of Issued and Outstanding Common Shares

Depending on the Reverse Stock Split Ratio ultimately determined by the Board, a number of existing shares of common stock, as determined by the Board, will be combined into one new share of common stock. The number of shares of common stock issued and outstanding will therefore be reduced, depending upon the Reverse Stock Split Ratio. The actual number of shares of common stock issued and outstanding after giving effect to the Future Reverse Stock Split, if implemented, will depend on the Reverse Stock Split Ratio.

If approved and effected, the Future Reverse Stock Split will be realized simultaneously and in the same ratio for all of the shares of common stock. The Future Reverse Stock Split will affect all holders of the common stock uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Future Reverse Stock Split will receive a cash payment in lieu of such fractional share. These cash payments may reduce the number of holders of the common stock to the extent there are currently stockholders who would otherwise receive less than one shares of common stock after the Future Reverse Stock Split. In addition, the Future Reverse Stock Split will not affect any shareholder’s proportionate voting power (subject to the treatment of fractional shares).

The Future Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots could be higher than the costs of transactions in “round lots” of even multiples of 100 shares.

If the Future Reverse Stock Split is effected, the common stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and share certificates with the older CUSIP numbers will need to be exchanged for share certificates with the new CUSIP numbers by following the procedures described below.

Beneficial Holders of Common Stock (i.e., shareholders who hold in street name)

Upon completion of the Future Reverse Stock Split, we would intend to treat common stock held by stockholders through a bank, broker, custodian or other nominee, in the same manner as registered shareholders whose shares of common stock are registered in their names. Banks, brokers, custodians or other nominees will be instructed to reflect the Future Reverse Stock Split for their beneficial holders holding the common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the Future Reverse Stock Split and making payment for fractional shares. If a shareholder holds the common stock with a bank, broker, custodian or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker, custodian or other nominee.

Registered “Book-Entry” Holders of Common Stock (i.e., shareholders that are registered in the registry of members but do not hold share certificates)

Certain of our registered holders of common stock may hold some or all of their shares of common stock in book-entry form with the transfer agent. These stockholders do not have share certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares of common stock registered in their name. If a shareholder holds registered shares of common stock in book-entry form, the Future Reverse Stock Split, if effected, will automatically be reflected in the transfer agent’s records and on their next statement.

Holders of Certificated Shares of Common Stock

If the Future Reverse Stock Split is approved and effected, stockholders holding the common stock in certificated form will be sent a transmittal letter by the transfer agent after the Future Reverse Stock Split is effected. The letter of transmittal will contain instructions on how a shareholder should surrender his, her or its certificate(s) representing the common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Future Reverse Stock Split shares of common stock (the “New Certificates”). No New Certificates will be issued to a shareholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock to which they are entitled as a result of the Future Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Future Reverse Stock Split shares of common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of shares, will automatically be exchanged for New Certificates. If an Old Certificate has restrictive legends on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s). If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described below under “Fractional Shares.”

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Fractional Shares

We do not intend to issue fractional shares in connection with or as a result of the Future Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares. If the Future Reverse Stock Split is approved and effected, stockholders of record who would otherwise hold fractional shares because the number of shares of common stock they hold before the Future Reverse Stock Split is not evenly divisible by the Reverse Stock Split Ratio will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares from our agent. Our agent will aggregate all fractional shares following the Future Reverse Stock Split and sell them into the market. The total amount of cash that will be paid to holders of fractional shares following the Future Reverse Stock Split will be an amount equal to the net proceeds (after customary brokerage commissions and other expenses) attributable to such sale. Holders of fractional shares as a result of the Future Reverse Stock Split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned. We do not expect that the payment of cash in lieu of fractional shares will materially affect our number of record holders.

If a stockholder holds shares of common stock with a bank, broker, custodian or other nominee, those stockholders should contact their bank, broker, custodian or other nominee for information on the treatment and processing of fractional shares by their bank, broker, custodian or other nominee. If a stockholder who holds shares of common stock in book-entry form is entitled to a payment in lieu of any fractional share interest, the stockholder will receive a check as soon as practicable after the Future Reverse Stock Split is effected. If a stockholder who holds shares of common stock in certificated form is entitled to a payment in lieu of any fractional share interest, the stockholder will receive a check as soon as practicable after the Future Reverse Stock Split is effected and after the stockholder has submitted an executed transmittal letter and surrendered all Old Certificates, as described above in “Holders of Certificated Shares of Common Stock.” By signing and cashing the check, stockholders will warrant that they owned the common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. Stockholders will not be entitled to receive interest for the period of time between the date the Future Reverse Stock Split is effected and the date payment is received.

Authorized Shares

If and when the Board elects to effect the Future Reverse Stock Split, we will not reduce the number of authorized shares of common stock in proportion to the Reverse Stock Split Ratio. Therefore, upon effectiveness of the Future Reverse Stock Split, the number of authorized shares of common stock that are not issued or outstanding will increase substantially because the proposed Future Reverse Stock Split will not reduce the number of authorized shares, while it will reduce the number of outstanding shares.

If the Authorized Share Increase (Proposal 4) is Approved

Reverse Stock Split Ratio	Authorized Common Shares	Common Shares Issued and Outstanding (March 28, 2016)
1:10	17,500,000	3,882,346
1:20	8,750,000	1,941,173
1:30	5,833,333	1,294,115

If the Authorized Share Increase (Proposal 4) is Not Approved

Reverse Stock Split Ratio	Authorized Common Shares	Common Shares Issued and Outstanding (March 28, 2016)
1:10	7,500,000	3,882,346
1:20	3,750,000	1,941,173
1:30	2,500,000	1,294,115

The actual number of issued and outstanding shares of common stock after giving effect to the Future Reverse Stock Split, if implemented, will depend on the Reverse Stock Split Ratio that is ultimately determined by the Board and whether the Authorized Share Increase is approved.

If and when the Board elects to effect the Future Reverse Stock Split, we will not also reduce the number of authorized shares of preferred stock. As of the Record Date, we have 10,000,000 shares of preferred stock authorized and no shares of preferred stock issued and outstanding and this amount will not be changed as a result of the potential Future Reverse Split.

Effect of the Future Reverse Stock Split on Options, Warrants and Rights Agreement

If the Future Reverse Stock Split is approved and effected, proportionate adjustments, based upon the Reverse Stock Split Ratio, will generally be required to be made to the per share exercise price and the number of shares of common stock issuable upon the exercise or conversion of all outstanding options, warrants or other convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid pursuant to such options, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Future Reverse Stock Split as was the case immediately preceding the Future Reverse Stock Split. The number of shares of common stock deliverable upon settlement or vesting of restricted stock awards and units will be similarly adjusted. The number of shares of common stock reserved for issuance pursuant to these securities will be reduced proportionately based upon the Reverse Stock Split Ratio.

Accounting Matters

If the Future Reverse Stock Split is approved and effected, the par value of each share of common stock will be increased accordingly, based on the Reverse Stock Split Ratio. As a result, the stated capital attributable to common stock on our balance sheet and the additional paid-in capital account will remain unchanged. Following the Future Reverse Stock Split, reported per share net income or loss will be higher because there will be fewer shares of common stock issued and outstanding.

Effect on Par Value

If the Future Reverse Stock Split is approved and effected, it will increase the par value of each share accordingly.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the Future Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the Future Reverse Stock Split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders. Other than the Future Reverse Stock Split proposal, the Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of the Company.

Certain U.S. Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences of the Future Reverse Stock Split to U.S. Holders (as defined below). This summary is limited to U.S. Holders of our shares of common stock who hold our common stock as “capital assets” (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)) both before and after the Future Reverse Stock Split. This summary does not deal with the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currencies, tax exempt entities, banks, thrifts, insurance companies, retirement plans, regulated investment companies, traders in securities that elect to apply a mark-to-market method of accounting, persons that hold our common stock as part of a “straddle,” a “hedge” against currency risk, a “conversion transaction” or other integrated transaction, holders subject to the alternative minimum tax, partnerships or other pass-through entities (or investors in such entities), financial institutions, U.S. expatriates, holders other than U.S. Holders and U.S. Holders that have a “functional currency” other than the U.S. dollar, all within the meaning of the Code. In addition, this discussion does not describe United States federal gift or estate tax consequences or any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

The U.S. federal income tax considerations set forth below are based upon the Code, existing and proposed regulations thereunder, and current administrative pronouncements and court decisions, all of which are subject to change. Holders should particularly note that any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Future Reverse Stock Split that are different from those discussed below.

Holders should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

The following is not intended as tax or legal advice. Each stockholder should seek advice based on his, her or its particular circumstances from an independent tax advisor.

The following is a summary of certain United States federal income tax consequences of the Future Reverse Stock Split generally applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Future Reverse Stock Split.

Exchange Pursuant to Reverse Stock Split

No gain or loss will be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the Future Reverse Stock Split, except to the extent of cash, if any, received in lieu of fractional shares, further described in “Cash in Lieu of Fractional Shares” below. The aggregate tax basis of the post-reverse stock split shares received in the Reverse Stock Split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

Cash in Lieu of Fractional Shares

A holder of pre-reverse stock split shares that receives cash in lieu of a fractional share of post-reverse stock split shares should generally be treated as having received such fractional share pursuant to the Future Reverse Stock Split and then as having exchanged such fractional share for cash in a redemption by the Company. The amount of any gain or loss should be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the Future Reverse Stock Split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute a long-term capital gain or loss if the holder’s holding period for such pre-reverse stock split shares exceeds one year at the time of the Future Reverse Stock Split. Deductibility of capital losses by holders is subject to limitations.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon any reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware even if the authority to effect these amendments is approved by our stockholders at the annual meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to delay, not proceed with, and abandon, these proposed amendments if it should so decide, in its sole discretion, that such action is in the best interests of our stockholders.

No Dissenters’ Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenters’ appraisal rights with respect to the Future Reverse Stock Split, and the Company will not independently provide stockholders with any such right.

Vote Required

Approval of the amendment to the certificate of incorporation to affect a reverse stock split requires the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote on the Record Date. As a result, abstentions and broker non-votes will have the same effect as voting against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5.

PROPOSAL 6

ADVISORY VOTE ON THE
COMPENSATION OF NAMED EXECUTIVE OFFICERS

We intend for our executive compensation program to attract and retain a talented, entrepreneurial and creative team of executives who will provide leadership for our company’s success in developing our products. We accomplish this goal in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe the compensation program for the named executive officers is strongly aligned with the long-term interests of our stockholders and was instrumental in helping us achieve our goals in 2015.

Stockholders are urged to read the Executive Compensation section of this Proxy Statement. The Compensation Committee and the Board believe that our compensation policies and procedures are effective in achieving our goals and are consistent with stockholder interests.

In accordance with Section 14A of the Securities Exchange Act, we are including in this Proxy Statement a separate stockholder vote on executive compensation, which vote is non-binding. We ask our stockholders to provide an advisory (non-binding) vote on executive compensation once every three years. Following our 2016 annual meeting, our next advisory (non-binding) vote is expected to occur in 2019. Accordingly, we are asking you to approve, on an advisory basis, the compensation of our named executive officers listed in the 2015 Summary Compensation Table included in this Proxy Statement, as described in the Executive Compensation section of this Proxy Statement, and the related compensation tables and other narrative executive compensation disclosure contained therein.

Stockholders have the opportunity to vote “for” or “against” or to “abstain” from voting on the following non-binding resolution relating to executive compensation:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the compensation tables and narrative discussion of this Proxy Statement.”

Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote. The Compensation Committee will consider our stockholders’ concerns to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement and take them into account in future determinations concerning our executive compensation program. The Board therefore recommends that you indicate your support for our compensation policies and procedures for our named executive officers, as outlined above.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION TABLES AND THE NARRATIVE DISCUSSION OF THIS PROXY STATEMENT.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Drs. Quay and Chen, are independent. It was determined that Dr. Quay lacks independence because of his status as the Company’s President and Chief Executive Officer and that Dr. Chen lacks independence because of her marriage to Dr. Quay. The independent board members meet regularly without the non-independent members and without management.

Corporate Code of Business Conduct and Ethics

We believe that our Board and committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our President and Chief Executive Officer, our Chief Financial Officer and other employees who perform financial or accounting functions. Our Corporate Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Corporate Code of Business Conduct and Ethics may only be granted by the Board or the Audit Committee and will be publicly announced promptly on our website. In furthering our commitment to these principles, we invite you to review our Corporate Code of Business Conduct and Ethics located on our website at www.atossagenetics.com.

Stockholder Communications

Generally, stockholders who have questions or concerns regarding the Company should contact our Investor Relations representative at (800) 351-3902. However, any stockholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board, Atossa Genetics Inc., 2300 Eastlake Ave. East, Suite 200, Seattle, WA 98102. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During fiscal 2015, our Board met nine times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. During fiscal 2015, our Board had an Audit Committee, a Compensation Committee, a Pricing Committee and a Nominating and Governance Committee. All members of the Audit, Compensation and Nominating and Governance Committees are non-employee directors who are deemed independent.

Although the Company has no formal policies regarding director attendance at annual meetings, it does expect that all members of the Board will attend the 2016 annual meeting. All members of the Board were present in person at the 2015 annual meeting.

Board Leadership Structure and Risk Oversight

The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer. The Board believes this leadership model, together with four of the other five Board members being independent, all key committees of the Board being comprised solely of, and chaired by, independent directors, and the Company’s established governance guidelines, provides an effective leadership structure for the Company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and aligns corporate strategy with the Company’s day-to-day operations. In addition, to ensure effective independent oversight of the Company, the Board holds meetings of the independent directors of the Board at every meeting.

Dr. Quay has served as Chairman and Chief Executive Officer since the Company was incorporated in April 2009. The independent directors believe that because Dr. Quay manages the Company on a day-to-day basis as Chief Executive Officer and President, his direct involvement in the Company’s operations makes him uniquely qualified to lead the Board in effective decision-making and to efficiently align the Company’s day-to-day operations with the Board’s objectives.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

Board Committees

Audit Committee.  As of the Record Date, the Audit Committee was comprised of Messrs. Steinhart (Chairman), Weaver and Remmel. The Audit Committee selects the Company’s independent registered public accounting firm, approves its compensation, oversees and evaluates the performance of the independent registered public accounting firm, oversees the accounting and financial reporting policies and internal control systems of the Company, reviews the Company’s interim and annual financial statements, independent registered public accounting firm reports and management letters, and performs other duties, as specified in the Audit Committee Charter, a copy of which is available on the Company’s website at www.atossagenetics.com. Additionally, the Audit Committee is involved in the oversight of the Company’s risk management through its review of policies relating to risk assessment and management. The Audit Committee met four times in fiscal 2015. All members of the Audit Committee satisfy the current independence standards promulgated by NASDAQ and the SEC and the Board has determined that Richard Steinhart and Gregory Weaver each qualify as an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Compensation Committee.  As of the Record Date, the Compensation Committee was comprised of Messrs. Weaver (Chairman) and Steinhart, and Dr. Galli. The Compensation Committee reviews and recommends the compensation arrangements for management, or approves such arrangements if so directed by the Board, establishes and reviews general compensation policies, administers the Company’s equity compensation plans and reviews and recommends to the Board the compensation paid to non-employee directors for their service on the Board. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the corporate and individual performance goals and objectives relevant to executive compensation and executives’ performance in light of such goals and objectives, and recommends other executives’ compensation levels to the Compensation Committee based on such evaluations. The Compensation Committee may delegate authority to grant awards under our 2010 Stock Option and Incentive Plan to the Chief Executive Officer but it has not historically done so. The Compensation Committee considers these recommendations and then makes an independent decision regarding officer compensation levels and awards. The Chief Executive Officer is not present when his compensation is evaluated. The Compensation Committee met three times in fiscal 2015. A copy of the Compensation Committee Charter is available on the Company’s website at www.atossagenetics.com. All members of the Compensation Committee satisfy the current NASDAQ independence standards.

Nominating and Governance Committee.  As of the Record Date, the Nominating and Governance Committee was comprised of Dr. Galli (Chairman) and Mr. Remmel. The Nominating and Governance Committee identifies and nominates candidates for election to the Board, establishes policies under which stockholders may recommend a candidate for consideration for nomination as a director, annually reviews and evaluates the performance, operations, size and composition of the Board and periodically assesses and reviews the Company’s Corporate Governance Guidelines and recommends any appropriate changes thereto. The Nominating and Governance Committee met two times in fiscal 2015. A copy of the Corporate Governance Committee Charter is available on our website at www.atossagenetics.com. All members of the Corporate Governance Committee satisfy the current NASDAQ independence standards.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our current and former executive officers and their respective ages and positions as of the Record Date are set forth in the following table. Biographical information regarding each executive officer and key employee is set forth following the table. Biographical information for Dr. Quay is set forth above under Proposal No. 1 (Election of Directors).

Name	Age	Position
Executive Officers:
Steven C. Quay, M.D., Ph.D.	65	Chairman of the Board, President and Chief Executive Officer
Kyle Guse, Esq., CPA	52	Chief Financial Officer, General Counsel and Secretary
Scott Youmans	49	Chief Operating Officer
Former Executive Officers:
John E. Sawyer	61	Senior Vice President, Global Regulatory Affairs and Quality Assurance
Christopher S. Destro	46	Senior Vice President, Sales and Marketing

Kyle Guse, Esq., CPA.  Mr. Guse has served as Chief Financial Officer, General Counsel and Secretary since January 2013. His experience includes more than 20 years of counseling life sciences and other rapid growth companies through all aspects of finance, corporate governance, securities laws and commercialization. Mr. Guse has practiced law at several of the largest international law firms, including from January 2012 through January 2013 as a partner at Baker Botts LLP and, prior to that, from October 2007 to January 2012, as a partner at McDermott Will & Emery LLP. Before working at McDermott Will & Emery, Mr. Guse previously served as a partner at Heller Ehrman LLP. Mr. Guse began his career as an accountant at Deloitte & Touche and he is a licensed Certified Public Accountant in the State of California. Mr. Guse earned a B.S. in business administration and an M.B.A. from California State University, Sacramento, and a J.D. from Santa Clara University School of Law.

Scott Youmans.  Mr. Youmans joined Atossa on September 1, 2014 and served as the Senior Vice President of Operations until September 1, 2015, when he was promoted to the Chief Operating Officer. Mr. Youmans resigned on February 12, 2016 to pursue other career opportunities. Prior to joining Atossa, Mr. Youmans was the Director of Engineering at Impel Neuropharma from February to September 2014. He consulted for Bayer Interventional from December 2013 to February 2014. Before that he was VP of Engineering at Pathway Medical Technologies from September 2000 to November 2013 when Pathway was acquired by Bayer Interventional. Mr. Youmans brings 20 years of medical device development and manufacturing experience in both U.S. and international markets. Throughout his 20 year career, he has focused on developing, manufacturing and commercializing complex, innovative medical technologies in a wide variety of clinical applications including: targeted drug delivery, peripheral vascular atherectomy, coronary atherectomy, thrombectomy, biopsy tools, and beating heart support. He brings experience in rapid product iteration, design controls, continuous improvement, supply chain development and management, product life-cycle management, project management, pre-clinical studies, clinical studies and clinical field support. Prior to joining Atossa Genetics, Mr. Youmans directed the development of the Precision Olfactory Device at Impel Neuropharma from February to September 2014. From 2000 to 2013, Mr. Youmans led the development of Pathway Medical’s Jetstream Atherectomy System and held increasingly responsible roles, including VP of Engineering since 2003. Mr. Youmans holds a Bachelor of Science degree in Manufacturing Engineering Technology from Western Washington University.

John E. Sawyer.  Mr. Sawyer served the Company as Senior Vice President, Global Regulatory Affairs and Quality Assurance from June 2, 2014 through June 8, 2015. Prior to joining Atossa Genetics, Mr. Sawyer owned his own consulting firm, Realistic Quality Solutions LLC, located in Snohomish, Washington from June 2010 until present. From April 2009 to June 2010, he was the Vice-President of Quality Assurance & Regulatory Affairs for Cardiac Science. He also served as the Vice-President, Quality Assurance & Regulatory Affairs for Welch-Allyn from May 2003 to April 2009. He has served in other leadership positions with Fujifilm Medical Systems and GE OEC Medical Systems. He is also affiliated with the Association of the Advancement of Medical Instrumentation (AAMI) where he teaches various quality management training courses, published articles and participated in various quality management webinars. Mr. Sawyer holds an

MBA and a B.S. in business administration from Tampa College in Tampa, Florida. Mr. Sawyer resigned on June 8, 2015 to pursue other career opportunities.

Christopher Destro.  Mr. Destro served the Company as Vice President of Sales and Marketing from December 2012 through May 28, 2015. Prior to joining Atossa, Mr. Destro served as Vice President of Sales at Magellan Biosciences from January 2011 to December 2012. Mr. Destro has over 18 years of successful sales and client management expertise within the clinical sector of diagnostic biotechnology. From January 2007 to July 2011, Mr. Destro served in increasingly responsible positions including Director of Sales, North America, for three divisions of Magellan Biosciences, where he managed sales of automated blood culture and susceptibility instrumentation for Trek Diagnostics, automated immunochemistry for Dynex and a blood-lead care platform for point of care testing. In July 2011, Magellan was acquired by Thermo Fisher Scientific, where Mr. Destro became a commercial leader of the Microbiology Division. Prior to joining Magellan, Mr. Destro served as Americas Sales Director for Biotrace International from 2000 to 2006, where he managed sales of core pathogen diagnostic (ELISA) products while leading 17 distributors for the United States, Canada, Mexico and Latin America. Mr. Destro holds a B.S. degree in microbiology from The Ohio State University. Mr. Destro resigned on May 28, 2015 to pursue other career opportunities.

BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding common stock. The following information is presented as of March 28, 2016 or such other date as may be reflected below.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options or warrants that are exercisable within 60 days of March 28, 2016 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each person listed on the table is c/o Atossa Genetics Inc., 2300 Eastlake Ave. East, Suite 200, Seattle, Washington 98102.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class(1)
Steven C. Quay, M.D., Ph.D.(2)	5,064,808	13.0%
Shu-Chih Chen, Ph.D.(3)	4,437,335	11.4
Kyle Guse, Esq., CPA, Esq.(8)	692,499	1.8%
Stephen J. Galli, M.D.(5)	198,661	*
Gregory L. Weaver (4)	122,190	*
Scott Youmans(9)	90,311	*
Richard I Steinhart(6)	71,484	*
H. Lawrence Remmel, Esq.(7)	9,400	*
Chris Destro	—	*
John Sawyer	—	*
All current executive officers and directors as a group (9 persons)	6,338,373	16.0%

*	Less than one percent.
(1)	Based on 38,823,464 shares of common stock issued and outstanding as of March 28, 2016.
(2)	Consists of (i) 478,543 shares of common stock directly owned by Dr. Quay, (ii) 4,348,315 shares of common stock owned by Ensisheim, and (iii) 237,950 shares of common stock issuable upon the exercise of stock options held by Dr. Quay and exercisable within 60 days after March 28, 2016. Drs. Quay and Chen share voting and investment power over the securities held by Ensisheim. Ensisheim is solely owned and controlled by Drs. Quay and Chen, and, as a result, Drs. Quay and Chen are deemed to be beneficial owners of the shares held by this entity.
(3)	Consists of (i) 4,348,315 shares of common stock owned by Ensisheim, and (ii) 89,020 shares of common stock issuable upon the exercise of stock options held by Dr. Chen and exercisable within 60 days after March 28, 2016. Drs. Quay and Chen share voting and investment power over the securities held by Ensisheim. Ensisheim is solely owned and controlled by Drs. Quay and Chen, and, as a result, Drs. Quay and Chen are deemed to be beneficial owners of the shares held by this entity.
(4)	Consists of 112,190 shares of common stock issuable upon the exercise of stock options held by Mr. Weaver and exercisable within 60 days of March 28, 2016 and 10,000 shares of Common Stock held by Mr. Weaver.

(5)	Consists of (i) 17,674 shares of common stock held by Dr. Galli, and (ii) 180,987 shares of common stock issuable upon the exercise of stock options held by Dr. Galli and exercisable within 60 days of March 28, 2016.
(6)	Consists of 71,484 shares of common stock issuable upon the exercise of stock options held by Mr. Steinhart and exercisable within 60 days of March 28, 2016.

(7)	Consists of 7,400 shares of Common Stock held by Mr. Remmel and 2,000 shares of Common Stock held by Mr. Remmel’s spouse. Mr. Remmel disclaims beneficial ownership of the 2,000 shares of Common Stock held by his spouse.
(8)	Consists of 692,499 shares of common stock issuable upon the exercise of stock options held by Mr. Guse and exercisable within 60 days of March 28, 2016.
(9)	Consists of 90,311 shares of common stock issuable upon the exercise of stock options held by Mr. Youmans and exercisable within 60 days of March 28, 2016.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Other than compensation arrangements described below under the captions “Executive Compensation” and “Director Compensation,” we are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding common stock and members of their immediate families.

Related-Party Transaction Review and Approval

Related-party transactions that the Company is required to disclose publicly under the federal securities laws will require prior approval of the Company’s independent directors without the participation of any director who may have a direct or indirect interest in the transaction in question. Related parties include directors, nominees for director, principal stockholders, executive officers and members of their immediate families. For these purposes, a “transaction” will include all financial transactions, arrangements or relationships, ranging from extending credit to the provision of goods and services for value and will include any transaction with a company in which a director, executive officer, immediate family member of a director or executive officer, or principal stockholder (that is, any person who beneficially owns five percent or more of any class of the Company’s voting securities) has an interest by virtue of a 10% or greater equity interest. The Company’s policies and procedures regarding related-party transactions are not expected to be a part of a formal written policy, but rather, will represent a course of practice determined to be appropriate by the Board of Directors of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all reports required to be filed by our executive officers, directors and greater-than-10% stockholders were timely filed in fiscal 2015, except that a Form 4 that was required to be filed by Dr. Stephen J. Galli was required to be filed on May 14, 2015 but was not filed until May 18, 2015.

DIRECTOR COMPENSATION

Non-employee director compensation is generally reviewed and set annually at the Board meeting held in connection with the annual stockholder meeting. The non-employee directors of the Company received the following for services on the Board from May 2015 through May 2016:

•	upon joining the Board, an initial payment of $50,000 in cash;
•	an annual cash payment of $40,000 for each board member; and
•	an annual option grant of 40,000 shares for each member, vesting quarterly over one year.

In lieu of the above annual option grant, Dr. Chen’s outstanding options granted to her during her service as Chief Scientific Officer continue to vest and be exercisable during her services as a member of the Board.

In addition to the above, annual compensation for service on the Audit Committee is $20,000 for the Chair and $15,000 for each member, paid in cash quarterly. Annual compensation for service on the Compensation Committee and Nominating and Governance Committee is $15,000 for the Chair and $10, 000 for each member, paid in cash quarterly. The independent board members are also reimbursed on a case by case basis up to a pre-set limit for actual out of pocket expenses for graduate level course work in fields related to the business of the Company.

The employee directors receive no compensation for their board service. Pursuant to the policies of Pryor Cashman, the law firm of which Mr. Remmel is a partner, the compensation Mr. Remmel receives for his services as a director (other than expense reimbursement) is paid to the firm directly which cash fee was waived in 2015. All directors receive reimbursement for reasonable travel expenses. The following table sets forth information regarding compensation earned by our non-employee directors during the fiscal year ended December 31, 2015:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Shu-Chih Chen, Ph.D.(2)	$38,333	$—	$38,333
Stephen Galli, M.D.	$60,000	$43,688	$103,688
H. Lawrence Remmel, Esq.(3)	$59,166	$43,688	$102,854
Gregory L. Weaver	$64,167	$43,688	$107,855
Richard Steinhart	$65,000	$43,688	$108,688

(1)	The value of the awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are included in notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Option awards consist of 2015 annual option grants, to purchase 40,000 shares of common stock with an exercise price of $1.37, which was the fair value of our common shares at the time of grant. Options vest quarterly over a year.

(2)	Dr. Chen retired as the Chief Scientific Officer in August 2014. The options granted to her as an executive officer continue to vest and be exercisable during her service as a member of the Board of Directors. See “Executive Compensation” below.
(3)	The compensation Mr. Remmel receives for his services as a director (other than expense reimbursement) is paid to the Pryor Cashman law firm which Mr. Remmel is a partner. In 2015, all cash fees outstanding for the last two years were waived and credited back to the Company.

EXECUTIVE COMPENSATION

Remuneration of Officers

Our Compensation Committee is responsible for reviewing and evaluating key executive employee base salaries, setting goals and objectives for executive bonuses and administering benefit plans. The Compensation Committee provides advice and recommendations to our Board of Directors on such matters.

Summary Compensation Table

The following table sets forth the compensation earned by our President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and former Senior Vice President of Global Regulatory Affairs and Quality Assurance, and Senior Vice president of Sales and Marketing (collectively, the “Named Executive Officers”), for fiscal years 2014 and 2015:

Name and Position	Year	Salary	Option Award(1)	Nonequity Incentive Plan Compensation	All Other Compensation(4)	Total
Steven C. Quay, M.D., Ph.D. President and Chief Executive Officer	2015	$520,000	$437,577	$208,000	$10,600	$1,176,177
	2014	$500,000	$129,138	$225,000	$10,400	$864,538
Kyle Guse Chief Financial Officer, General Counsel and Secretary	2015	$364,000	$302,325	$131,040	$10,600	$807,965
	2014	$350,000	$236,190	$149,625	$10,400	$746,215

Scott Youmans(5) Chief Operating Officer	2015	$239,200	$88,866	$80,371	$2,870	$411,307
	2014	$67,110	$156,643	$31,730	$—	$255,483
John Sawyer Senior Vice President of Regulatory Affairs and Quality Assurance(2)	2015	$149,986	$94,302	$—	$—	$244,288
	2014	$163,334	$119,259	$43,288	$—	$325,881

Christopher Destro Senior Vice President of Sales and Marketing(3)	2015	$103,323	$86,919	$—	$125,470	$315,712
	2014	$205,000	$70,702	$46,638	$10,400	$332,740

(1)	The value of the option awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are included in notes to our financial statements included in this report.
(2)	Mr. Sawyer was hired as our Senior Vice President of Global Regulatory Affairs and Quality Assurance in June 2014 and resigned in June 2015.
(3)	Mr. Destro resigned as our Senior Vice President of Sales and Marketing in May 2015. Based on the separation agreement between the company and Mr. Destro, Mr. Destro received the following in connection with his departure from the company, which is included in “All other compensation”: (i) $10,000, (ii) $87,689 based on sales performance of the NRLBH, and (iii) continuation of salary and partial bonus payment in the amount of $25,000.
(4)	Amounts represent 401(k) match paid by the Company on behalf of the Named Executive Officer, except Mr. Destro’s 2015 balance, which includes $122,689 of severance compensation and $2,781 of 401(k) match paid by the Company.
(5)	Mr. Youmans resigned as the Chief Operating Officer of the Company on February 12, 2016. Based on the employment separation agreement between the company and Mr. Youmans, Mr. Youmans received $23,920 in severance pay and received one-half of his 2015 bonus of $40,186 in a lump sum payment in February 2016 and the other one-half bonus of $40,186 will be paid in equal monthly payments over six months following his departure.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding our outstanding equity awards at December 31, 2015 for the Named Executive Officers, all of which are subject to the terms and conditions of the 2010 Stock Option and Incentive Plan which is described below:

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Steven Quay President and Chief Executive Officer	3/11/2013	44,194	(1)	—	$6.57	3/11/2023
	5/6/2014	91,750	(2)	156,250	$1.22	5/06/2024
	3/16/2015	51,596	(2)	223,404	$1.88	5/16/2025
Kyle Guse(1) Chief Financial Officer, General Counsel and Secretary	1/4/2013	343,749	(3)	156,251	$4.11	1/04/2023
	6/4/2013	60,000	(1)	—	$4.31	6/04/2023
	1/8/2014	61,250	(2)	78,750	$2.20	1/08/2024
	5/6/2014	75,000	(2)	125,000	$1.22	5/06/2024
	3/16/2015	35,625	(2)	154,375	$1.88	3/16/2025
Scott Youmans, Chief Operating Officer	9/2/2014	62,500	(3)	137,500	$1.86	9/02/2024
	3/16/2015	6,798	(2)	29,419	$1.88	3/16/2025
	1/01/2016	3,125		46,875	$.76	1/01/2026
John Sawyer, Senior Vice President of Regulatory Affairs and Quality Assurance(3)	6/2/2014	—		200,000	$1.41	6/02/2024

Christopher Destro, Senior Vice President of Sales and Marketing	12/20/2012	100,000	(3)	100,000	$4.11	12/20/2022
	1/8/2014	9,375	(2)	40,625	$2.20	1/08/2024
	5/6/2014	5,632	(2)	39,368	$1.22	5/06/2024

(1)	Option was granted in lieu of a cash bonus payable to the executive. The option was fully vested on the date of grant.
(2)	Option vests quarterly over four years from the date of grant.
(3)	One quarter of the shares of common stock underlying the option vested on the first anniversary of employment and the remaining 75% vest in equal quarterly installments over the next three years.

Employment Agreements

Employment Agreement with Steven Quay, M.D., Ph.D.

The Company has entered into an employment agreement with Dr. Quay to act as the Company’s Chief Executive Officer. The agreement provides for an initial base salary of $250,000, which was subsequently increased to $500,000 for 2014 and $520,000 for 2015, with an annual target bonus of up to 50% of Dr. Quay’s then-current base salary, payable upon the achievement of performance goals to be established annually by the Compensation Committee.

The goals for fiscal 2015 included launching the FullCYTE Breast Aspirator, launching the ForeCYTE Breast Aspirator, advancing the pharmaceutical programs, achieving revenues, operating within budget, completing a capital raising transaction, relocating company offices and successfully selling the NRLBH. In February 2016, the Compensation Committee reviewed the performance of Dr. Quay for 2015 against these goals and determined that his bonus for 2015 would be 80% of potential, or $208,000. However, only 25% of this amount was paid to Dr. Quay and the remaining 75% is payable contingent upon completion of an equity financing of the Company. On March 28, 2016, the compensation committee concluded that such equity financing had been achieved so that the balance of the 2015 bonus is payable.

Under his employment agreement, Dr. Quay received an option to purchase up to 250,000 shares of common stock at an exercise price of $5.00 per share, the fair market value of the common stock on the date of grant, as determined by the Board of Directors. One-quarter of the shares of common stock underlying the option, or 62,500 shares, vested on December 31, 2010, and the remaining 75%, or 187,500 shares, vested in equal quarterly installments over the next three years. The options were fully vested as of December 31, 2013 and subsequently expired unexercised on December 31, 2015.

During the employment term, the Company will make available to Dr. Quay employee benefits provided to other key employees and officers of the Company. To the extent these benefits are based on length of service with the Company, Dr. Quay will receive full credit for prior service with the Company. Participation in health, hospitalization, disability, dental and other insurance plans that the Company may have in effect for other executives, all of which shall be paid for by the Company with contribution by Dr. Quay as set for the other executives, as and if appropriate.

Dr. Quay has also agreed that, for the period commencing on the date of his employment agreement with the Company and during the term of his employment and for a period of 12 months following voluntary termination of his employment with the Company that he will not compete with the Company in the United States. The employment agreement also contains provisions relating to confidential information and assignment of inventions, which require Dr. Quay to refrain from disclosing any proprietary information and to assign to the Company any inventions which directly concern the ForeCYTE Breast Aspirator, or future products, research, or development, or which result from work they perform for the Company or using its facilities.

Employment Agreement with Kyle Guse

The Company has entered into an employment agreement with Mr. Guse to act as the Company’s Chief Financial Officer, General Counsel and Secretary. The agreement provides for an initial base salary of $225,000, which has been increased to $350,000 for 2014 and $364,000 for 2015 and an annual target bonus of up to 45% of Mr. Guse’s then-current base salary, payable upon the achievement of performance goals to be established annually by the Compensation Committee.

The goals for fiscal 2015 included launching the FullCYTE Breast Aspirator, launching the ForeCYTE Breast Aspirator, advancing the pharmaceutical programs, achieving revenues, operating within budget, completing a capital raising transaction, relocating company offices and successfully selling the NRLBH. In February 2016, the Compensation Committee reviewed the performance of Mr. Guse for 2015 against these goals and determined that his bonus for 2015 would be 80% of potential, or $131,040. However, only 25% of this amount was paid to Mr. Guse and the remaining 75% is payable contingent upon completion of an equity financing of the Company. On March 28, 2016, the compensation committee concluded that such equity financing had been achieved so that the balance of the 2015 bonus is payable.

Under his employment agreement, on January 4, 2014, Mr. Guse received an option to purchase up to 500,000 shares of common stock at an exercise price of $4.11 per share, the fair market value of the common stock on the date of grant, as determined by the Board of Directors. One-quarter of the shares of common stock underlying the option, or 125,000 shares, vested on January 4, 2014, and the remaining 75%, or 375,000 shares, vest in equal quarterly installments over the next three years, so long as Mr. Guse remains employed with the Company. In lieu of a cash signing and relocation bonus payable to Mr. Guse under the terms of his employment agreement, on June 4, 2013 he received a fully-vested option to purchase 60,000 shares of common stock exercisable at $4.31 per share, the fair value of the Company’s common stock on the date of grant.

During the employment term, the Company will make available to Mr. Guse employee benefits provided to other key employees and officers of the Company. To the extent these benefits are based on length of service with the Company, Mr. Guse will receive full credit for prior service with the Company. Participation in health, hospitalization, disability, dental and other insurance plans that the Company may have in effect for other executives, all of which shall be paid for by the Company with contribution by Mr. Guse as set for the other executives, as and if appropriate.

Mr. Guse has also agreed that, for the period commencing on the date of his employment agreement with the Company and during the term of his employment and for a period of six months following voluntary termination of his employment with the Company that he will not compete with the Company in the United States.

Employment Agreement with Scott Youmans

In connection with the hiring of Mr. Youmans, the Company entered into an offer letter agreement which provides for an initial base salary of $230,000, which was increased to $287,000 on September 1, 2015 when Mr. Youmans was promoted to the Chief Operating Officer with a bonus of up to 25%. Mr. Youmans was also granted an option to purchase 200,000 shares of common stock at $1.86 per share upon joining Atossa and 50,000 at the time of his promotion at market value of $0.76, the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The offer letter agreement provides that Mr. Youmans will be offered employment benefits similar to other members of management and that he is terminable at will. His options will accelerate upon a change of control. Mr. Youmans resigned as the Chief Operating Officer of the Company on February 12, 2016. Based on the employment separation agreement, Mr. Youmans received $23,920 in severance pay and received one-half of his 2015 bonus of $40,186 in a lump sum payment in February 2016 and the other one-half bonus of $40,186 will be paid in equal monthly payments over six months following his departure and an extension to one year of the time by which Mr. Youmans has the right to exercise stock options previously granted to him.

The goals for fiscal 2015 included launching the FullCYTE Breast Aspirator, launching the ForeCYTE Breast Aspirator, advancing the pharmaceutical programs, achieving revenues, operating within budget, completing a capital raising transaction, relocating company offices and successfully selling the NRLBH. In February 2016, the Compensation Committee reviewed the performance of Mr. Youmans for 2015 against these goals and determined that his bonus for 2015 would be 80% of potential, or $80,372.

Employment Agreement with Christopher Destro

In connection with the hiring of Mr. Destro, the Company entered into an offer letter agreement which provides for an initial base salary of $180,000, which was increased to $205,000 in 2014 and $209,100 in 2015 with a bonus of up to 35%. Mr. Destro was also granted an option to purchase 200,000 shares of common stock at $4.10 per share, the fair market value of the common stock on the date of grant, as determined by the Board of Directors. One-quarter of the shares of common stock underlying the option vest one year from commencement of employment and the remaining 75% vest in equal quarterly installments over the next three years, so long as Mr. Destro remains employed with the Company. The offer letter agreement provides that Mr. Destro will be offered employment benefits similar to other members of management and that he is terminable at will. His options will accelerate upon a change of control. Mr. Destro resigned on May 28, 2015. His severance benefits were (i) $10,000, (ii) $30,000 if Atossa’s subsidiary, The National Reference Laboratory for Breast Health, Inc. (the “NRLBH”) reports at least the number of pharmacogenomics tests required by Atossa’s adjusted budget for April 2015, (iii) $30,000 if the NRLBH reports at least the number of pharmacogenomics tests required by Atossa’s adjusted budget for May 2015, and (iv) extension by 60 days of the time by which Mr. Destro has the right to exercise stock options previously granted to him; with payments in clauses (ii) and (iii) subject to pro-rata upward adjustment for over achievement. Atossa and Mr. Destro agreed to a mutual release and Mr. Destro agreed not to compete for one year.

Employment Agreement with John Sawyer

In connection with the hiring of Mr. Sawyer, the Company entered into an offer letter agreement which provides for an initial base salary of $280,000, which was increased to $291,200 in 2015 with a bonus of up to 30%. Mr. Sawyer was also granted an option to purchase 200,000 shares of common stock at $1.41 per share exercisable, the fair market value of the common stock on the date of grant, as determined by the Board of Directors. One-quarter of the shares of common stock underlying the option vest one year from commencement of employment and the remaining 75% vest in equal quarterly installments over the next three years, so long as Mr. Sawyer remains employed with the Company. Mr. Sawyer resigned on June 8, 2015.

Severance Benefits and Change in Control Arrangements

The Company has agreed to provide the severance benefits and change in control arrangements described below to its named executive officers.

Dr. Steven Quay

Pursuant to his employment agreement, if (i) the Company terminates the employment of Dr. Quay without cause, or (ii) Dr. Quay terminates his employment for good reason, then Dr. Quay will be entitled to receive all accrued but unpaid compensation, plus a severance payment equal to 12 months of base salary. In addition, upon such event, the vesting of all shares of common stock underlying options then held by Dr. Quay will accelerate, and the options will remain exercisable for the remainder of their terms. The cash severance payment is required to be paid in substantially equal installments over a period of six months beginning on the Company’s first payroll date that occurs following the 30th day after the effective date of termination of Dr. Quay’s employment, subject to certain conditions. The Company will not be required, however, to pay any severance pay for any period following the termination date if Dr. Quay materially violates certain provisions of his employment agreement and the violation is not cured within 30 days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure.

In addition, under the terms of his employment agreement, in the event of a “change in control” of the Company (as defined in the employment agreement) during Dr. Quay’s employment term, Dr. Quay will be entitled to receive a one-time payment equal to 2.9 times his base salary, and the vesting of all outstanding equity awards then held by Dr. Quay will accelerate such that they are fully vested as of the date of the change in control.

Kyle Guse

Pursuant to his employment agreement, if (i) the Company terminates the employment of Mr. Guse without cause, or (ii) Mr. Guse terminates his employment for good reason, then Mr. Guse will be entitled to receive all accrued but unpaid compensation including pro-rated bonus, plus a severance payment equal to 12 months of base salary. In addition, upon such event, the vesting of 50% of shares of common stock underlying unvested options then held by Mr. Guse will accelerate, and the options will remain exercisable for the remainder of their terms. The cash severance payment is required to be paid in substantially equal installments over a period of six months beginning on the Company’s first payroll date that occurs following the 30th day after the effective date of termination of Mr. Guse’s employment, subject to certain conditions. The Company will not be required, however, to pay any severance pay for any period following the termination date if Mr. Guse materially violates certain provisions of his employment agreement and the violation is not cured within 30 days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure.

In addition, under the terms of his employment agreement, in the event of a “change in control termination” of the Company (as defined in the employment agreement) during Mr. Guse’s employment term, Mr. Guse will be entitled to receive a one-time payment equal to two times his base salary, and the vesting of all outstanding equity awards then held by Mr. Guse will accelerate such that they are fully vested as of the date of the change in control.

Messrs. Sawyer, Destro, and Youmans

The options granted to Messrs. Sawyer and Destro generally accelerate and become exercisable upon a change of control. There are no options granted to Messrs. Sawyer and Destro that are exercisable as of the filing of this report due to the time laps and expiration of their options after their termination. The severance benefits provided to Messrs. Destro and Youmans are summarized above.

2010 Stock Option and Incentive Plan

The Company’s 2010 Stock Option and Incentive Plan, or the 2010 Plan, provides for the grant of equity-based awards to employees, officers, non-employee directors and other key persons providing services to the Company. The 2010 Plan is summarized under Proposal 3.

Other Benefits

The Company offers health, dental, disability, 401(k) matching up to 4% of salary (which became available in 2014) and life insurance to its full-time employees. Employees who elect Company-offered coverage pay a portion of health and dental premiums, while the Company pays all disability and life insurance premiums.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2015, regarding the Company’s 2010 Stock Option and Incentive Plan, as well as other stock options and warrants previously issued by the Company as compensation for services.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by security holders	2,583,944		$2.71	1,109,440
Equity compensation plans not approved by security holders	1,030,000	(2)	$2.19	—
Total	3,613,944		$2.57	1,109,440

(1)	Excludes shares that may be added after December 31, 2015 pursuant to the “evergreen” feature under the 2010 Stock Option and Incentive Plan. For example, on January 1, 2016, 1,306,290 shares were automatically added to the 2010 Stock Option and Incentive Plan under the evergreen feature.
(2)	Represents options granted to new employees as inducements for employment which were not required to be approved by security holders. The options are subject to the 2010 Stock Option and Incentive Plan, but were granted outside of such plan. Excludes warrants granted and outstanding in connection with financing agreements.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.atossagenetics.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC.

No member of the Audit Committee is a professional accountant or auditor. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and discussed with the independent auditors matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16. Communication with Audit Committees. The Audit Committee has received from the independent auditors the written disclosures regarding the auditor’s independence required by the PCAOB Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Audit Committee of the Board of Directors

Richard I. Steinhart, Chairman
Gregory L. Weaver
H. Lawrence Remmel, Esq

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the annual meeting. If any other matter is properly brought before the annual meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our corporate Secretary in the form prescribed by our Bylaws, as described below.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the 2017 annual meeting proxy materials must be received by the Secretary of the Company no later than December 16, 2016, or otherwise as permitted by applicable law (the “Proxy Deadline”). The form and substance of these proposals must satisfy the requirements established by the Company’s Bylaws and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Additionally, stockholders who intend to present a stockholder proposal at the 2016 annual meeting must provide the Secretary of the Company with written notice of the proposal between 90 and 120 days prior to the one-year anniversary date of the 2016 annual meeting; provided, however, that if the 2017 annual meeting date is advanced by more than 30 days before or delayed by more than 60 days after the one-year anniversary date of the 2016 annual meeting, then stockholders must provide notice within time periods specified in our Bylaws. Notice must be tendered in the proper form prescribed by our Bylaws. Proposals not meeting the requirements set forth in our Bylaws will not be entertained at the meeting.

Additionally, any stockholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with all information relating to such nominee that is required to be disclosed in proxy statements pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The Nominating and Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s Proxy Statement for that annual meeting.

DELIVERY OF PROXY MATERIALS

Our annual report to stockholders for the fiscal year ended December 31, 2015, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for fiscal 2015 are available from the Company without charge upon written request of a stockholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of these materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact the Company’s Secretary at 2300 Eastlake Ave. East, Suite 200, Seattle, Washington 98102 or by telephone at (800) 351-3902. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage firm or bank.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “SEC”). Any interested party may inspect information filed by the Company, without charge, at the public reference facilities of the SEC at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. Any interested party may obtain copies of all or any portion of the information filed by the Company at prescribed rates from the Public Reference Section of the SEC at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the SEC at http://www.sec.gov.

The Company’s common stock is listed on The NASDAQ Capital Market and trades under the symbol “ATOS”.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY.

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY
RETURN THE ENCLOSED PROXY.

ATOSSA GENETICS INC.
2300 Eastlake Ave. East, Suite 200
Seattle, Washington 98102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Steven C. Quay, M.D., Ph.D. and Kyle Guse, Esq., and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Atossa Genetics Inc. to be held at 1616 Eastlake Ave. East, First Floor Conference Room, Seattle, Washington 98102, on Wednesday, May 18, 2016, at 1:00 p.m. local time, and at any adjournments thereof, and to vote as designated.

This proxy, when properly executed, will be voted in the manner you direct. If no direction is made, your proxy will be voted FOR the proposals and nominees described in the enclosed Proxy Statement and in the discretion of the proxy holders on all other matters that may come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT! PLEASE VOTE.

(Continued and to be signed on the reverse side)

Proposal 1  Elect Directors to Class I

º For All Nominees	º Withhold Authority For All Nominees	º For All Except (see instructions below)
Class I Nominees:	Steven C. Quay, M.D., Ph.D. and Gregory L. Weaver

INSTRUCTIONS:  To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) for which you wish to withhold authority below.

Proposal 2  Ratify BDO USA LLP as independent registered public accounting firm for the fiscal year ending December 31, 2016

º Vote For	º Vote Against	º Abstain

Proposal 3  Approve to increase the authorized shares under the 2010 Option plans by 2,000,000 shares.

º Vote For	º Vote Against	º Abstain

Proposal 4  Approve an amendment to Atossa’s certificate of incorporation to increase the number of authorized shares of common stock by 100,000,000 shares.

º Vote For	º Vote Against	º Abstain

Proposal 5  Approve an amendment to Atossa’s certificate of incorporation to authorize the directors to effect a reverse stock split in a range of 1:5 to 1:30.

º Vote For	º Vote Against	º Abstain

Proposal 6 Approve on an advisory-basis the compensation of our named executive officers.

º Vote For	º Vote Against	º Abstain

and to vote on such other business as may properly come before the meeting

Date:

Signature of Shareholder(s)	Signature of Shareholder(s)

This Proxy must be signed exactly as the name appears herein. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

[ADD OTHER PROPOSALS]

THANK YOU FOR VOTING